Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into on this 29th day of September, 2017, by and between Yum China Holdings, Inc. a Delaware corporation, and Micky Pant (“Executive”).  Unless the context indicates otherwise, the term “Company” means and includes Yum China Holdings, Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees, agents and employees of each.

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company and a member of its Board of Directors (the “Board”); and

WHEREAS, the Company and Executive desire to set forth herein their mutual agreement with respect to all matters relating to Executive’s retirement from the position of Chief Executive Officer of the Company and Executive’s service as senior advisor to the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.  Transition.

(a)  Transition Period.  Executive shall continue in his current position of Chief Executive Officer of the Company through February 28, 2018 (the “CEO Retirement Date”).  On the CEO Retirement Date, Executive shall relinquish the duties of Chief Executive Officer of the Company other than his position as a director of the Company and shall assume the role as senior advisor to the Company.  Unless earlier terminated pursuant to Section 3 below, the term of Executive’s engagement as a senior advisor hereunder (the “Term”) shall commence on the CEO Retirement Date and continue for two years.  The Company and Executive agree that, while serving as senior advisor to the Company, Executive shall remain an employee of the Company.

(b)  Transition Services.  During the Term, Executive shall hold the position as senior advisor to the Company and shall perform duties commensurate with such role, including, but not be limited to, providing transition advice to Executive’s successor upon request of Executive’s successor, assisting in communications with investors and analysts and advising and supporting the Company’s leadership team members, with such duties to primarily be provided in the state of Texas or China, as agreed to by the parties or as necessary to perform a specific duty.  This Agreement shall also apply to Executive’s transitional services hereunder rendered in China or for China subsidiaries and shall preempt or prevail over any provisions under any contracts if signed with China subsidiaries (“Local Contracts”).  Executive shall refrain from taking any recourse or seeking any remedy under Chinese laws or the Local Contracts related to his employment with the Company or with respect to this Agreement and his failure to refrain from doing so in any manner shall constitute a material breach of this Agreement.  Notwithstanding anything herein to the contrary, the Company and Executive agree that the services to be provided by Executive pursuant to this Agreement are expected to average approximately 40 hours per month over the course of the Term and the parties acknowledge that such level of services are expected to exceed more than 20% of the average level of services performed by Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.

2.  Compensation and Benefits.

(a)  General.  Subject to Executive’s execution, non-revocation and compliance with this Agreement and Executive’s continued employment from the date of this Agreement through the CEO Retirement Date, Executive shall continue to receive through the CEO Retirement Date the compensation and benefits at the levels he receives as of the date of this Agreement; provided, however, Executive shall not be eligible to receive a 2018 and 2019 employee equity grant or participate in the 2018 and 2019 annual incentive program.   During the Term, Executive shall (i) receive an annual gross compensation of US$1,000,000, to be paid in cash or granted in stock of Yum China Holdings, Inc. at the election of the Executive, and, if paid in cash, payable pro rata on each regular payday of the Company applicable to senior executives and, if paid in stock, payable quarterly in arrears (but in any event no later than the March 15th of the year following the year in which the compensation is earned), (ii) continue to be covered by the Company’s medical and health plans under the same conditions and at the cost applicable to other senior executives of the Company to the extent permissible and failing any coverage by the current medical and health plan of the Company (and such failure is not due to the willful default of the Executive), the Company shall provide for or reimburse the Executive for the expenses of similar coverage during all or part of the Term, (iii) continue to participate in the Company’s other benefit plans to the extent he satisfies the eligibility and participation requirements of such plans, (iv) be considered as actively employed for purposes of continued vesting in his equity awards with the Company and Yum Brands, Inc. under which vesting is determined in whole or in part by continued employment and which are outstanding immediately prior to the CEO Retirement Date, with such awards to be settled and governed in accordance with the terms of the underlying plans and the award agreements pursuant to which such awards were granted, except as otherwise provided under that certain Letter of Understanding between Executive and the Company, dated October 28, 2016 (the “LOU”) and (v) be eligible for the reimbursement of properly incurred business expenses in accordance with the terms of the Company’s reimbursement policies.  Executive shall remain eligible to receive the post-termination benefits set forth in the LOU in accordance with its terms, including, but not limited to, (i) continued vesting following termination of employment due to retirement under outstanding equity awards of the Company (stock option, stock appreciation right, restricted stock unit, or performance unit) as if Executive were continuously actively employed up to and including the vesting date under any such award and (ii) reimbursement of repatriation expenses, provided that Executive shall be eligible to receive such reimbursements if Executive incurs repatriation expenses prior to the expiration of the Term.

Upon the termination of the Term, the Executive shall cease to be entitled to the benefits set forth in this Section 2(a), except as expressly contemplated in Executive’s LOU.

(b)  No Other Compensation or Benefits.  Other than the amounts specifically described in this Agreement, Executive agrees that Executive shall receive no other compensation for services to the Company other than in his capacity as a director of the Company, until and unless expressly approved by the Board.

3.  Term.  The Term may be terminated by (a) the Company or Executive, for any reason or no reason at all, upon 90 days’ prior written notice to the other party; (b) mutual agreement of the parties; or (c) either party upon material breach by the other party of any term of this Agreement.  This Agreement will automatically terminate upon Executive’s death.

4.  Company Property; Expenses.  During the Term, the Company will provide an office and secretarial support for Executive as needed.  On the expiration of the Term, Executive shall return to the Company all documents and other property belonging to the Company, including items such as keys, phone, credit cards and computers or other devices that have not already been returned by Executive, with receipt acknowledged by the Company.  Executive agrees not to make or retain any copies, electronic or otherwise, of the Company’s confidential information, as defined below.

5.  Cooperation in Investigations and Litigation.  In the event the Company becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings of any nature, related directly or indirectly to events that occurred during Executive’s employment and about which Executive has or may have personal knowledge, Executive agrees that Executive shall be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions or testify, with respect to matters of which Executive has or may have knowledge as a result of or in connection with Executive’s employment relationship with the Company.  Such cooperation and assistance shall be provided at such time and in such manner as the Company may reasonably request.  In performing Executive’s obligations under this Section 5 to testify or otherwise provide information, Executive agrees that Executive shall truthfully, forthrightly and completely provide the information requested.  Executive shall be reimbursed as permitted by law for any reasonable expenses that Executive incurs in providing testimony or other assistance to the Company under this Section 5.  Following the expiration of the Term, the Company shall pay the Executive for the Executive’s time incurred to comply with this Section 5 at a reasonable per diem or per hour rate as to be mutually determined between the Executive and the Company.  If Executive is (a) specifically made aware of any non-public proceedings or non-public matters related to the Company, (b) requested in writing by a third party to provide non-public information regarding the Company, or (c) called by a third party as a witness to testify in any matter related to the Company, Executive shall promptly notify the Company to give it a reasonable opportunity to respond, unless such notice is prohibited by law; provided, however, that nothing in this section is intended, or shall be construed, to limit Executive’s ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the United States Securities and Exchange Commission, FINRA, any other self-regulatory organization or any other state or federal regulatory authority.

6.  Non-Competition and Non-Solicitation.

(a)   Non-Competition.  For a period of two (2) years following the expiration or termination of the Term, or one (1) year following any termination by the Company pursuant to Section 3(a), Executive shall not, directly or indirectly, be employed by, consult with or otherwise perform services for a Competitor (as defined below), or own any interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of a Competitor.  Executive acknowledges that, due to the nature of the Company’s business and his own role as CEO and senior advisor, this non-competition provision applies in any county, city or part thereof in the United States and/or any foreign country in which the Company does business.  For purposes of this Agreement, (i) “Competitor” means a person or entity that is directly or indirectly Engaged in a Competing Business or is an affiliate of a person or entity that is directly or indirectly Engaged in a Competing Business, (ii) “Engaged” means to engage in, maintain, operate, assist, be occupied or associated with, have any financial or beneficial interest in, or otherwise participate in a specified business or activity, whether as an owner, stockholder, member, partner, lender, director, manager, officer or employee, licensor, advisor or consultant, or otherwise, and (iii) “Competing Business” means x) any business that offers for sale as a principal food product for consumption by consumers any food product (including, but not limited to, pizza, pasta, ready-to-eat chicken and Mexican-style food) that is substantially similar to any of the Company’s brand products and any business that grants franchises, licenses or similar arrangements to others to operate such a business and y) the following businesses: McDonald’s, Domino’s Pizza, Papa John’s Pizza, Chick-fil-A, Dicos, Little Caesars Pizza, Burger King, Chipotle, Subway, Olive Garden Italian Kitchen, Popeye’s, Louisiana Kitchen, Wendy’s and Starbucks.

(b)  Non-Solicitation.  For a period of one (1) year following the expiration or termination of the Term, Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company to perform services for any Competitor or attempt to induce any such employee to leave the employ of the Company.  Executive acknowledges that, due to the nature of the Company’s business and his own role as CEO and senior advisor, this non-solicitation provision applies in any county, city or part thereof in the United States and/or any foreign country in which the Company does business.  For purposes of this Agreement, (i) “Competitor” means a person or entity that is directly or indirectly Engaged in a Competing Business or is an affiliate of a person or entity that is directly or indirectly Engaged in a Competing Business, (ii) “Engaged” means to engage in, maintain, operate, assist, be occupied or associated with, have any financial or beneficial interest in, or otherwise participate in a specified business or activity, whether as an owner, stockholder, member, partner, lender, director, manager, officer or employee, licensor, advisor or consultant, or otherwise, and (iii) “Competing Business” means x) any business that offers for sale as a principal food product for consumption by consumers any food product (including, but not limited to, pizza, pasta, ready-to-eat chicken and Mexican-style food) that is substantially similar to any of the Company’s brand products and any business that grants franchises, licenses or similar arrangements to others to operate such a business and y) the following businesses: McDonald’s, Domino’s Pizza, Papa John’s Pizza, Chick-fil-A, Dicos, Little Caesars Pizza, Burger King, Chipotle, Subway, Olive Garden Italian Kitchen, Popeye’s, Louisiana Kitchen, Wendy’s and Starbucks.

(c)  Ancillary Agreements.  Executive agrees that the foregoing restrictions are reasonable in scope, area and duration, are necessary for the protection of the Company’s legitimate business interests and will not result in any undue hardship for Executive.  Executive agrees that the restrictions will be construed independent of any other covenant or provision of this Agreement and the existence of any claims Executive may have against the Company, whether or not arising from this Agreement, will not constitute a defense to the enforcement by the Company of such restrictions.

(d)   Injunctive Relief.  Executive acknowledges that a breach of the covenants contained in Section 6 will cause irreparable harm to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants in Section 6, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

7.  Non-disparagement.  Executive shall not disparage the Company, its agents or employees in any manner during or following Executive’s employment with the Company.  Company agrees that its executive officers and directors shall not make any disparaging comments about Executive and, upon Company having knowledge that an executive officer of the Company is making disparaging comments about Executive, the Company shall promptly instruct such executive officer to cease making such comments.  Executive shall not publish, communicate, post or blog disparaging or confidential information about the Company and executive officers of the Company shall not publish, communicate, post or blog disparaging or confidential information about the Executive.

8.  Indemnification.  Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law, its governing documents, or through an individual agreement to indemnify Executive.  For the avoidance of doubt, notwithstanding the termination of the Term or any provision herein to the contrary, the Company shall honor its obligations under all indemnification agreements and its charter and bylaw provisions providing for indemnification or advance of expenses to the Executive.

9.  Confidentiality.  The relationship between Executive and the Company is and shall continue to be one in which the Company reposes special trust and confidence in Executive, and one in which Executive has and shall have a fiduciary relationship to the Company.  The parties acknowledge that during Executive’s employment with the Company, including, but not limited to, during the Term, the Company will disclose to Executive or provide Executive with access to trade secrets, proprietary or confidential information (“Confidential Information”) of the Company or its affiliates; and/or place Executive in a position to develop business goodwill on behalf of the Company or its affiliates; and/or entrust Executive with business opportunities of the Company or its affiliates. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and Confidential Information of the Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business goodwill of the Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree that Executive shall not, whether during the period of employment hereunder or thereafter, disclose to any person or entity, other than an executive of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an executive or director of the Company, any Confidential Information unless disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body with jurisdiction to order Executive to disclose or make accessible any information.  Executive further acknowledges that use of Confidential Information by persons who are not employees, directors, officers, advisors, or consultants of the Company would provide said persons an unfair competitive advantage that they would not have without the use of such proprietary or confidential information and that such advantage would cause the Company irreparable harm.  Executive further acknowledges that because of this unfair competitive advantage, and the Company’s legitimate business interests, which include its need to protect its goodwill and the proprietary and confidential Information, Executive has agreed to the restrictions in Section 6.

10.  Release.  Except as specifically set forth above, in consideration of the benefits set forth in Section 2, Executive waives all rights and claims Executive may have for any personal or monetary relief including salary, bonus, severance pay, equity, commissions or other employee benefits or compensation arising from Executive’s employment with the Company, or the termination of Executive’s employment with the Company, including, but not limited to, any claims and actions for or in tort, contract, discrimination, wrongful discharge, and/or arising under Title VII of the Civil Rights Act of 1964, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state or local statutes, law or rules, or any types of damages, wages, costs or relief otherwise available to Executive.  Nothing in this Agreement shall be construed as an admission of any liability by the Company.  Executive agrees to execute an additional Supplemental Release in the form attached hereto as Exhibit A-1 upon the expiration of the Term.

Executive agrees that, except as set forth herein, Executive is giving up the right to pursue any employment-related administrative and legal claims against the Company.  This provision does not release claims for: (a) compensation for illness or injury or medical expenses under any workers’ compensation statute; (b) health or life insurance benefits under any law or policy or plan currently maintained by the Company that provides for health or life insurance continuation or conversion rights; or (c) any claim that cannot be waived or released by private agreement.

Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board or comparable state or local agency.  Notwithstanding the foregoing paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf.

In exchange for and in consideration of all of the benefits set forth in Section 2, Executive hereby fully and forever releases the Company (as well as the fiduciaries and administrators of any employee benefit plans (the “Plans”) sponsored by the Company), from any and all actions or claims for personal or monetary relief by Executive, known or unknown, foreseen or unforeseen, that stem from or are related to the administration of the Plans and arising under ERISA, 29 U.S.C. §§ 1001-1461.  Executive agrees that this release of claims specifically includes any and all claims that might be brought in an individual or derivative capacity on behalf of the Plans under 29 U.S.C. §§ 1132(a)(2), as well as any claims for “other appropriate equitable relief” under 29 U.S.C. §§ 1132(a)(3).  This release does not apply to any claims under 29 U.S.C. §§ 1132(a)(1)(B) for benefits accrued under any Plan but unpaid as of the date of this Agreement, which remain subject to and governed by the terms and conditions of the Plans.

Executive also agrees that: (a) Executive has been properly paid for all hours worked; (b) Executive has not suffered any on the job injury for which Executive has not already filed a claim; and (c) Executive has been properly provided any leaves of absence because of Executive’s health condition or a family member’s health condition.

Executive has twenty-one (21) days from the date Executive receives this Agreement to consider whether to sign this Agreement.  In the event Executive signs this Agreement, Executive has an additional period of seven (7) days from the execution date in which to revoke this Agreement in writing.  This Agreement does not become effective or enforceable until this revocation period has expired.  No payments will be made to Executive or on Executive’s behalf under this Agreement until this revocation period has expired.  Executive is advised to consult an attorney prior to executing this Agreement.  Executive understands that Executive is not waiving any claims that arise in the future.  Executive acknowledges that the consideration paid pursuant to this Agreement is more than Executive would have otherwise been legally entitled to receive and that such consideration is adequate consideration for the agreements and covenants contained herein.

Executive understands that nothing in this Agreement is intended to interfere with or deter (i) Executive’s right to challenge the above waiver of an ADEA claim or state law age discrimination claim as not knowing or voluntary, (ii) Executive’s right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary or (iii) Executive’s right to participate in any investigation or proceeding conducted by those agencies.  Further, Executive understands that (x) nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the above ADEA or state law age discrimination waiver, (y) Executive does not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers Benefit Protection Act (“OWBPA”) by retaining the money received under this Agreement and (z) nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.

11.  Miscellaneous.

(a)  Assignment. Neither the Company nor Executive may assign this Agreement, except that the Company’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation or otherwise.

(b)  Executive Assignment.  Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Agreement and the Supplemental Release; that Executive has not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Agreement; that the provisions of this Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within this Agreement; and that the obligations imposed upon Executive in this Agreement shall not prevent Executive from earning a satisfactory livelihood.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(c)  Entire Agreement.  This Agreement and the Supplemental Release contain the entire understanding between the Company and Executive relating to the subject matter hereof and supersede any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral; provided, however, that Executive shall remain eligible to receive the post-termination benefits set forth in the LOU.

(d)  Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Texas, without regard to principles of conflicts of laws.  In the event of a breach or threatened breach of any of the covenants in Section 6, the Company will be entitled to immediate, temporary or preliminary injunctive relief in any court located in the State of Texas without proof of actual damages.

(e)  Benefits Unfunded.   All rights of Executive and his spouse or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Executive for payment of any amounts due hereunder, and neither Executive nor his spouse or any other beneficiary shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse or any other beneficiary shall have only the rights of a general unsecured creditor of the Company.

(f)  Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

(g)  Section 409A Compliance.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment.  Any payment hereunder that is treated as deferred compensation subject to Section 409A shall be paid in compliance with Section 409A and shall not be deferred or accelerated in violation of Section 409A.  In the event that the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement unless such 409A Penalties arise in connection with the Company’s negligence or the Company’s failure to comply with the terms hereof.  Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service (within the meaning of Section 409A of the Code), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the date that is six months after Executive’s separation from service, such payment shall not be made to Executive until the earlier of the date that is six months after Executive’s separation from service or Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of separation from service.  In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years. Any reimbursement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

(h)   Amendment.  No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

(i)   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

(j)  Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

(k)  Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to the Company:

7100 Corporate Drive

Plano, Texas 75024

United States of America

If to Executive:

At the most recent address on file with the Company

(l)   Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(m)  Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the date first above written.

Yum China Holdings, Inc.

By:	/s/ Shella Ng
Shella Ng
Chief Legal Officer and Corporate Secretary

/s/ Micky Pant
Micky Pant

EXHIBIT A-1

SUPPLEMENTAL RELEASE OF CLAIMS

This Supplemental Release of Claims (this “Supplemental Release”) is entered into on this ___ day of ______________, 20    , by and between Yum China Holdings, Inc., a Delaware corporation, and Micky Pant (“Executive”).  Unless the context indicates otherwise, the term “Company” means and includes Yum China Holdings, Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees, agents and employees of each.

WHEREAS, Executive and the Company are parties to that certain Transition Agreement dated as of September 29, 2017 (the “Agreement”); and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of the benefits set forth in Section 2 of the Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.  Release.  Except as specifically set forth above, in consideration of the benefits set forth in Section 2 of the Agreement, Executive waives all rights and claims Executive may have for any personal or monetary relief including, but not limited to, salary, bonus, severance pay, equity, commissions and other employee benefits or compensation arising from Executive’s employment with the Company, or the termination of Executive’s employment with the Company, including, but not limited to, any claims and actions for or in tort, contract, discrimination, wrongful discharge, and/or arising under Title VII of the Civil Rights Act of 1964, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state or local statutes, law or rules, or any types of damages, wages, costs or relief otherwise available to Executive.  Nothing in this Supplemental Release shall be construed as an admission of any liability by the Company.

Executive agrees that, except as set forth herein, Executive is giving up the right to pursue any employment-related administrative and legal claims against the Company.  This provision does not release claims for: (a) compensation for illness or injury or medical expenses under any workers’ compensation statute; (b) health or life insurance benefits under any law or policy or plan currently maintained by the Company that provides for health or life insurance continuation or conversion rights; or (c) any claim that cannot be waived or released by private agreement.

Nothing in this Supplemental Release shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board or comparable

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state or local agency.  Notwithstanding the foregoing paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf.

In exchange for and in consideration of all the benefits set forth in Section 2, Executive hereby fully and forever releases the Company (as well as the fiduciaries and administrators of any employee benefit plans (the “Plans”) sponsored by the Company), from any and all actions or claims for personal or monetary relief by Executive, known or unknown, foreseen or unforeseen, that stem from or are related to the administration of the Plans and arising under ERISA, 29 U.S.C. §§ 1001-1461.  Executive agrees that this release of claims specifically includes any and all claims that might be brought in an individual or derivative capacity on behalf of the Plans under 29 U.S.C. §§ 1132(a)(2), as well as any claims for “other appropriate equitable relief” under 29 U.S.C. §§ 1132(a)(3).  This release does not apply to any claims under 29 U.S.C. §§ 1132(a)(1)(B) for benefits accrued under any Plan but unpaid as of the date of this Supplemental Release, which remain subject to and governed by the terms and conditions of the Plans.

Executive also agrees that: (a) Executive has been properly paid for all hours worked; (b) Executive has not suffered any on the job injury for which Executive has not already filed a claim; and (c) Executive has been properly provided any leaves of absence because of Executive’s health condition or a family member’s health condition.

Executive has twenty-one (21) days from the date Executive receives this Supplemental Release to consider whether to sign this Supplemental Release.  In the event Executive signs this Supplemental Release, Executive has an additional period of seven (7) days from the execution date in which to revoke this Supplemental Release in writing.  This Supplemental Release does not become effective or enforceable until this revocation period has expired.  No payments will be made to Executive or on Executive’s behalf under this Supplemental Release until this revocation period has expired.  Executive is advised to consult an attorney prior to executing this Supplemental Release.  Executive understands that Executive is not waiving any claims that arise in the future.  Executive acknowledges that the consideration paid pursuant to this Supplemental Release is more than Executive would have otherwise been legally entitled to receive and that such consideration is adequate consideration for the agreements and covenants contained herein.

Executive understands that nothing in this Supplemental Release is intended to interfere with or deter (i) Executive’s right to challenge the above waiver of an ADEA claim or state law age discrimination claim as not knowing or voluntary, (ii) Executive’s right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary or (iii) Executive’s right to participate in any investigation or proceeding conducted by those agencies.  Further, Executive understands that (x) nothing in this Supplemental Release would require Executive to tender back the money received under this Supplemental Release if Executive seeks to challenge the validity of the above ADEA or state law age discrimination waiver, (y) Executive does not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers Benefit Protection Act (“OWBPA”) by retaining the money received under this

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Supplemental Release and (z) nothing in this Supplemental Release is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.

2.  Miscellaneous.

(a)  Confidential Information; Return of Company Property.  Executive hereby certifies that he has complied with Sections 4 and 9 of the Agreement.

(b)  Assignment. Neither the Company nor Executive may assign this Supplemental Release, except that the Company’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation or otherwise.

(c)  Executive Assignment.  Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Supplemental Release; that Executive has not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Supplemental Release; that the provisions of this Supplemental Release shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within this Supplemental Release; and that the obligations imposed upon Executive in this Supplemental Release shall not prevent Executive from earning a satisfactory livelihood.  If any provision of this Supplemental Release shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Supplemental Release and this Supplemental Release shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(d)  Entire Agreement.  This Supplemental Release and the Agreement contain the entire understanding between the Company and Executive relating to the subject matter hereof and supersede any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral; provided, however, that Executive shall remain eligible to receive the post-termination benefits set forth in Executive’s Letter of Understanding with the Company, dated October 28, 2016.

(e)  Applicable Law. This Supplemental Release shall be construed and interpreted pursuant to the internal laws of the State of Texas, without regard to principles of conflicts of laws.  In the event of a breach or threatened breach of any of the covenants in Section 6 of the Agreement, the Company will be entitled to immediate, temporary or preliminary injunctive relief in any court located in the state of Texas without proof of actual damages.

(f)  Amendment.  No amendment or modification of the terms of this Supplemental Release shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

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(g)   Counterparts. This Supplemental Release may be executed in counterparts, each of which shall be deemed an original.

(h)  Successors. This Supplemental Release shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

(i)  Notices. Notices required under this Supplemental Release shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to the Company:

7100 Corporate Drive

Plano, Texas 75024

United States of America

If to Executive:

At the most recent address on file with the Company

(j)   Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Supplemental Release.

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IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the date first above written.

Yum China Holdings, Inc.

By:

Title:

Micky Pant

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